Exhibit 99.1

Assisted Living Concepts, Inc. Announces Third Quarter Results

• Announces the Exploration of Corporate Alternatives

• Initiates Process of Divesting Owned New Jersey Residences and Other Underperforming Assets

MENOMONEE FALLS, WISCONSIN November 2, 2012

Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported a net loss of $4.0 million in the third quarter of 2012 as compared to net income of $5.8 million in the third quarter of 2011.

During the third quarters of both 2012 and 2011, ALC recorded One-Time Items described below. Excluding the One-Time Items, net loss in the third quarter of 2012 would have been $0.9 million as compared to net income of $5.6 million in the third quarter of 2011.

Revenues in the third quarter of 2012 were $55.6 million as compared to revenues of $58.6 million in the third quarter of 2011. Occupancy declined from 5,628 units in the third quarter of 2011 to 5,251 units in the third quarter of 2012.

“I am pleased to report significant progress in the regulatory arena” commented Dr. Charles “Chip” Roadman, President and Chief Executive Officer. “The Company has rehired a number of key former and experienced new employees which has resulted in enhanced services to our residents positioning the Company for future operating growth. These operating changes at the residence levels have resulted in a positive upward trend in occupancy levels starting in mid-September.”

The Company announced today that as part of an operational review of certain of its residences and taking into account the recommendation of its Facility Review Committee, it will be commencing a process to divest its seven owned residences in New Jersey. If the New Jersey residences are divested, it is intended that the proceeds will be used primarily to pay down debt. The Board of Directors expects the process to be completed in the first quarter of 2013. The Board of Directors anticipates such a transaction will be accretive to earnings. In the first three quarters of 2012, the owned New Jersey residences had revenues of $2.7 million and a pre-tax loss of $1.1 million. Although the Company has received expressions of interest in respect of the New Jersey residences and will be conducting a divesture process, no assurance can be given that such a divestiture will be completed, the timing or the amount of proceeds from the divestiture of such residences. In addition, the Board is considering divestiture of certain closed and other underperforming residences.

The Company also announced today that a Special Committee of the Board would continue its strategic review process to explore corporate alternatives with a view to enhancing shareholder value. No assurance can be given that the process will result in a transaction or, if a transaction is undertaken, the timing or the terms of any such transaction.

For the first nine months of 2012, ALC reported a net loss of $23.5 million as compared to net income of $17.1 million in the first nine months of 2011.

Excluding the One-Time Items described below, net income in the first nine months of 2012 and 2011 would have been $11.0 million and $15.9 million, respectively.

Diluted earnings per common share for the third quarter and the first nine months ended September 30, 2012 and 2011 were:

	Quarter ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Diluted earnings (loss) per common share	$(0.18)	$0.25	$(1.02)	$0.73
Pro forma diluted earnings (loss) per common share excluding One-Time Items	$(0.04)	$0.24	$0.38	$0.68

One-Time Items (net of tax) in the quarter and nine months ended September 30, 2012 included:

1.	Charges related to the purchase of 12 previously leased properties from Ventas Realty, Limited Partnership and MLD Delaware Trust relating to the write off of $22.7 million related to litigation settlement and a lease termination fee, $5.3 million write-off of operating lease intangible, and $0.6 million of deal costs, partially offset by $0.6 million of rental savings for the nine months ended September 30, 2012.

2.	The write-off of construction costs associated with expansion projects that management has determined will not be completed. ($0.0 million and $0.3 million for the three and nine months ended September 30, 2012.)

3.	Expenses incurred in connection with an internal investigation, litigation related to the Ventas transaction, public relations and quality committee projects. ($1.0 million and $2.0 million for the three and nine months ended September 30, 2012).

4.	The write down of long-lived assets determined to be impaired ($2.1 million for the three and nine months ended September 30, 2012.)

One-Time Items in the nine months ended September 30, 2011 included:

1.	A reduction in tax expense associated with the settlement of all issues associated with a tax allocation agreement with a subsidiary of our former parent Extendicare Inc. ($0.0 million and $0.8 million for the quarter and nine months ended September 30, 2011, respectively)

2.	Income/expense associated with a mark to market adjustment for interest rate swap agreements ($0.1 million income and $0.1 million expense net of tax for the quarter and nine months ended September 30, 2011, respectively)

3.	The write-off of deferred financing fees associated with our refinanced debt ($0.0 million and $0.2 million net of tax for the quarter and nine months ended September 30, 2011, respectively)

4.	Gains on sales of equity investments ($0.0 million and $0.6 million net of tax for the quarter and nine months ended September 30, 2011, respectively)

5.	Income associated with purchase accounting adjustments on repaid debt ($0.1 million and $0.1 million net of tax for the both the quarter and nine months ended September 30, 2011)

Certain non-GAAP financial measures are used in the discussions in this release in assessing the performance of the business. See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR, calculations of Adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenues, and non-GAAP financial measure reconciliation information.

As of September 30, 2012, ALC operated 211 senior living residences comprising 9,325 units.

The following discussions include the impact of the One-Time Items.

Quarters ended September 30, 2012, September 30, 2011, June 30, 2012

Revenues of $55.6 million in the third quarter ended September 30, 2012 decreased $3.0 million or 5.1 % as compared to $58.6 million in the third quarter of 2011 and decreased $1.3 million or 2.3% from $56.9 million in the second quarter of 2012.

Adjusted EBITDAR for the third quarter of 2012 was $8.2 million or 14.8% of revenues and

•	decreased $13.1 million or 61.5% from $21.3 million and 36.4% of revenues in the third quarter of 2011; and

•	decreased $8.8 million or 51.6% from $17.0 million and 29.8% of revenues in the second quarter of 2012.

Adjusted EBITDA for the third quarter of 2012 was $5.4 million or 9.7% of revenues and

•	decreased $11.5 million or 68.1% from $16.9 million and 28.9% of revenues in the third quarter of 2011; and

•	decreased $8.3 million or 60.6% from $13.7 million and 24.0% of revenues in the second quarter of 2012.

Third quarter 2012 compared to third quarter 2011

Revenues in the third quarter of 2012 decreased by $3.0 million from the third quarter of 2011 primarily due to a decrease in private pay occupancy ($3.3 million), and the planned reduction in the number of units occupied by Medicaid residents ($0.4 million), partially offset by rate increases ($0.7 million). Average private pay rates increased in the third quarter of 2012 by 1.2% from average private pay rates for the third quarter of 2011. Average overall rates, including the impact of improved payer mix, increased in the third quarter of 2012 by 1.7% from comparable rates for the third quarter of 2011.

Both Adjusted EBITDAR and Adjusted EBITDA decreased in the third quarter of 2012 primarily due to an increase in residence operations expenses ($8.1 million) (this excludes the gain on disposal of fixed assets), an increase in general and administrative expenses ($2.0 million) (this excludes non-cash equity based compensation) and a decrease in revenue ($3.0 million) partially offset, for Adjusted EBITDA only, a decrease in residence lease expense ($1.6 million) resulting from the June 15, 2012, purchase of twelve previously leased properties. Residence operations expenses increased primarily from an increases in labor expenses ($4.9 million), maintenance expense ($1.0 million), legal and consulting fees ($1.0 million), bad debt expense ($0.3 million), travel and conference fees ($0.2 million), food expense ($0.2 million) and other expenses ($0.5 million). General and administrative expenses increased as a result of an internal investigation, litigation and expenses incurred in connection with public relations and quality improvement initiatives.

Third quarter 2012 compared to the second quarter 2012

Revenues in the third quarter of 2012 declined by $1.3 million from the second quarter of 2012 primarily due to lower occupancy ($1.2 million) and lower average daily revenue as a result of promotional discounts ($0.7 million), partially offset by one additional day in the third quarter ($0.6 million). Average private pay rates declined in the third quarter of 2012 by 1.2% from average private pay rates for the second quarter of 2012.

Decreased Adjusted EBITDA and Adjusted EBITDAR in the third quarter of 2012 as compared to the second quarter of 2012 resulted primarily from an increase in residence operations expenses ($7.5 million) (this excludes the gain on disposal of fixed assets), a decrease in revenue discussed above ($1.3 million), and an increase in general and administrative expenses ($0.1 million) (this excludes non-cash equity-based compensation) partially offset for Adjusted EBITDA only, a decrease in residence lease expense ($0.5 million) resulting from the June 15, 2012, purchase of twelve previously leased properties. Residence operations expenses increased primarily from an increases in labor expenses ($4.7 million), utilities expense ($0.8 million), maintenance expense ($0.7 million), legal and consulting fees ($0.7 million, travel and conference fees ($0.4 million), and food expense ($0.2 million). General and administrative expenses increased as a result of an increase in payroll expense ($0.4 million) partially offset by a reduction in legal and consulting expenses ($0.5 million.)

Nine months ended September 30, 2012 and September 30, 2011

Revenues of $171.4 million in the nine months ended September 30, 2012 decreased $4.2 million or 2.4% from $175.6 million in the nine months ended September 30, 2011.

Adjusted EBITDAR for the nine months ended September 30, 2012 was $46.4 million, or 27.1% of revenues and

•	decreased $16.3 million or 26.0% from $62.8 million and 35.7% of revenues in the nine months ended September 30, 2011.

Adjusted EBITDA for the nine months ended September 30, 2012 was $35.7 million, or 20.9% of revenues and

•	decreased $13.8 million or 27.8% from $49.5 million and 28.2% of revenues in the nine months ended September 30, 2011.

Nine months ended September 30, 2012 compared to nine months ended September 30, 2011

Revenues in the nine months ended September 30, 2012 decreased by $4.2 million from the nine months ended September 30, 2011 primarily due to a decrease in private pay occupancy ($5.2 million), and the planned reduction in the number of units occupied by Medicaid residents ($1.3 million), partially offset by higher average daily revenue from rate increases ($1.7 million) and one additional day in the 2012 period due to leap year ($0.6 million). Average rates increased in the nine months ended September 30, 2012 by 1.6% over average rates for the nine months ended September 30, 2011.

Both Adjusted EBITDA and Adjusted EBITDAR decreased in the nine months ended September 30, 2012 primarily from an increase in residence operations expenses ($8.6 million) (this excludes the gain on disposal of fixed assets and write-off of construction costs), a decrease in revenues discussed above ($4.2 million) and an increase in general and administrative expenses ($3.5 million) (this excludes non-cash equity based compensation) and, for Adjusted EBITDA only, a decrease in residence lease expense ($2.5 million). Residence operations expenses increased primarily from an increase in bad debts. General and administrative expenses increased as a result of an internal investigation, an all-company conference, litigation and expenses incurred in connection with public relations and quality improvement initiatives. Residence operations expenses increased as a result of increased salaries and wages associated with quality restoration efforts initiated in June 2012 and an increase in professional fees from litigation and regulatory issues primarily in the southeast.

Liquidity

At September 30, 2012 ALC had availability of $13.3 million under its credit agreement. ALC owns 101 unencumbered residences that may be used to secure future capital needs.

Investor Call

ALC has scheduled a conference call for today November 2, 2012 at 10:00 a.m. (ET) to discuss its financial results for the third quarter. This earnings release will be posted on ALC’s website at www.alcco.com. The toll-free number for the live call is 866-238-1422 or international 703-639-1159. A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on December 2, 2012, by dialing toll free 800-475-6701, or international 320-365-3844; and using access code 270618 .

About Us

Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,325 residents in 20 states. ALC’s senior living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,600 people.

Forward-looking Statements

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.

For further information, contact:

Assisted Living Concepts, Inc.

John Buono

Sr. Vice President, Chief Financial Officer and Treasurer

Phone: (262) 257-8999

Fax: (262) 251-7562

Email: jbuono@alcco.com

Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$55,576	$58,553	$171,417	$175,589
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	42,314	34,545	111,865	103,144
General and administrative	4,792	2,928	13,649	10,558
Residence lease expense	2,834	4,430	10,683	13,225
Lease termination and settlement	(25)	—	37,130	—
Depreciation and amortization	6,526	5,807	18,088	17,260
Intangible impairment	—	—	8,650	—
Asset impairment	3,500	—	3,500	—
Transaction costs	—	—	1,046	—

Total operating expenses	59,941	47,710	204,611	144,187

(Loss)/income from operations	(4,365)	10,843	(33,194)	31,402
Other (expense) income:
Interest expense:
Debt	(2,321)	(1,858)	(5,660)	(6,046)
Change in fair value of derivatives and amortization	—	164	—	(94)
Write-off of deferred financing costs	—	—	—	(279)
Interest income	3	2	8	8
Gain on sale of securities	—	—	—	910

(Loss)/income before income taxes	(6,683)	9,151	(38,846)	25,901
Income tax benefit/(expense)	2,641	(3,388)	15,344	(8,851)

Net (loss)/income	$(4,042)	$5,763	$(23,502)	$17,050

Weighted average common shares:
Basic	22,970	22,962	22,970	22,951
Diluted	22,970	23,236	22,970	23,261
Per share data:
Basic earnings per common share	$(0.18)	$0.25	$(1.02)	$0.74

Diluted earnings per common share	$(0.18)	$0.25	$(1.02)	$0.73

Dividends declared and paid per common share	$0.00	$0.10	$0.20	$0.20

Adjusted EBITDA (1)	$5,385	$16,895	$35,749	$49,540

Adjusted EBITDAR (1)	$8,219	$21,325	$46,432	$62,765

(1)	See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR

ASSISTED LIVING CONCEPTS, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,653	$2,652
Cash and escrow deposits – restricted	2,688	3,150
Investments	1,967	1,840
Accounts receivable, less allowances of $3,534 and $2,903 respectively	4,679	4,609
Prepaid expenses, supplies and other receivables	3,438	3,387
Income tax receivable	12,210	606
Deferred income taxes	4,173	4,027

Total current assets	31,808	20,271
Property and equipment, net	486,385	430,733
Intangible assets, net	17	9,028
Restricted cash	2,036	1,996
Other assets	2,030	2,025

Total Assets	$522,276	$464,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,908	$7,086
Accrued liabilities	21,597	17,877
Deferred revenue	5,401	8,004
Current maturities of long-term debt	6,401	2,538
Current portion of self-insured liabilities	500	500

Total current liabilities	40,807	36,005
Accrual for self-insured liabilities	1,465	1,557
Long-term debt	173,858	85,703
Deferred income taxes	18,509	23,961
Other long-term liabilities	7,456	9,107
Commitments and contingencies

Total Liabilities	242,095	156,333
Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Class A Common Stock, $0.01 par value, 160,000,000 shares authorized at September 30, 2012 and December 31, 2011; 25,003,822 and 24,980,958 shares issued and 20,071,950 and 20,049,086 shares outstanding, respectively	250	250
Class B Common Stock, $0.01 par value, 30,000,000 shares authorized at September 30, 2012 and December 31, 2011; 2,898,516 and 2,919,790 shares issued and outstanding, respectively	29	29
Additional paid-in capital	317,236	316,694
Accumulated other comprehensive income	171	156
Retained earnings	39,340	67,436
Treasury stock at cost, 4,931,872 and 4,931,872 shares, respectively	(76,845)	(76,845)

Total Stockholders’ Equity	280,181	307,720

Total Liabilities and Stockholders’ Equity	$522,276	$464,053

ASSISTED LIVING CONCEPTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2012	2011
OPERATING ACTIVITIES:
Net (loss)/income	$(23,502)	$17,050
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and amortization	18,088	17,260
Impairment of fixed assets	3,500	—
Impairment of operating lease intangible	8,650	—
Amortization of purchase accounting adjustments for leases	(309)	(544)
Provision for bad debts	641	1,019
Provision for self-insured liabilities	765	765
(Gain)/loss on disposal of fixed assets	(14)	(95)
Unrealized gain on investments	(31)	(910)
Equity-based compensation expense	542	973
Change in fair value of derivatives and amortization	—	94
Deferred income taxes	(5,600)	2,344
Changes in assets and liabilities:
Accounts receivable	(711)	(2,126)
Supplies, prepaid expenses and other receivables	(51)	(1,109)
Deposits in escrow	462	(483)
Accounts payable	182	(265)
Accrued liabilities	3,720	749
Deferred revenue	(2,603)	4,223
Payments of self-insured liabilities	(845)	(287)
Income taxes payable / receivable	(11,604)	856
Changes in other non-current assets	317	2,049
Other long-term liabilities	(1,315)	(273)

Cash (used in)/provided by operating activities	(9,718)	41,290
INVESTING ACTIVITIES:
Payment for securities	(163)	(156)
Proceeds on sales of securities	84	3,274
Payments for acquisition of 12 previously leased residences	(62,870)	—
Proceeds on sales of fixed assets	1,427	146
Payments for new construction projects	(1,959)	(523)
Payments for purchases of property and equipment	(13,823)	(10,702)

Cash used in investing activities	(77,304)	(7,961)
FINANCING ACTIVITIES:
Payments of financing costs	(362)	(1,903)
Purchase of treasury stock	—	(798)
Repayment of borrowings on revolving credit facility	(79,100)	(63,000)
Proceeds on borrowings from revolving credit facility	173,000	81,000
Repayment of GE credit facility	—	(50,000)
Repayment of mortgage debt	(1,921)	(5,061)
Issuance of Class A common stock for stock options	—	262
Payment of dividends	(4,594)	(4,594)

Cash provided by/(used in) financing activities	87,023	(44,094)

Increase/(decrease) in cash and cash equivalents	1	(10,765)

Cash and cash equivalents, beginning of year	2,652	13,364

Cash and cash equivalents, end of period	$2,653	$2,599

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$5,662	$5,915
Income tax payments, net of refunds	1,860	6,287

ASSISTED LIVING CONCEPTS, INC.

Financial and Operating Statistics

Continuing residences*	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Average Occupied Units by Payer Source	5,251	5,365	5,628

Average Revenue per Occupied Unit Day	$115.05	$116.47	$113.09

Occupancy Percentage*	59.5%	60.5%	62.4%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended September 30, 2012, June 30, 2012 and September 30, 2011 we actively operated 8,822, 8,873 and 9,015 units, respectively.

Same residence basis**	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Average Occupied Units by Payer Source	5,251	5,362	5,578

Average Revenue per Occupied Unit Day	$115.05	$115.38	$113.09

Occupancy Percentage*	59.5%	60.8%	63.2%

**	Excludes quarterly impact of 0, 78 and 194 units temporarily closed for renovation in the September 30, 2012, June 30, 2012 and September 30, 2011 three month periods, respectively.

Continuing residences*	Nine Months Ended
	September 30, 2012	September 30, 2011
Average Occupied Units	5,365	5,602

Average Revenue per Occupied Unit Day	$116.60	$114.81

Occupancy Percentage*	60.4%	62.3%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the nine months ended September 30, 2012 and September 30, 2011 we actively operated 8,883 and 8,991 units, respectively.

Same residence basis**	Nine Months Ended
	September 30, 2012	September 30, 2011
Average Occupied Units	5,313	5,536

Average Revenue per Occupied Unit Day	$116.43	$115.01

Occupancy Percentage*	60.9%	63.4%

**	Excludes impact of 20 completed expansion units, 72 re-opened and 134 units temporarily closed for renovation in the 2012 year to date period and 217 units temporarily closed for renovation in the 2011 year to date period.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDAR

Adjusted EBITDA is defined as net loss/income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and certain non-cash, gains and losses, including disposal of assets, impairment of goodwill and other long-lived assets, impairment of investments, impairment of intangibles and non-recurring lease termination and settlement fees. Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.

We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.

We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information

The following table sets forth a reconciliation of net income to Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended			Nine Months Ended
	September 30, 2012	September 30, 2011	June 30, 2012	September 30, 2012	September 30, 2011
	(in thousands)
Net income	(4,042)	$5,763	($25,109)	$(23,502)	$17,050
Add provision for income taxes	(2,641)	3,388	(16,014)	(15,344)	8,851

Income before income taxes	(6,683)	$9,151	($41,123)	$(38,846)	$25,901
Add:
Depreciation and amortization	6,526	5,807	5,793	18,088	17,260
Interest expense, net	2,318	2,024	1,747	5,652	6,206
Non-cash equity based compensation	182	299	7	542	973
(Gain)/loss on disposal of fixed assets	(433)	(54)	(112)	(517)	(95)
Write-down of cost associated with expansion projects not completed	—	—	504	504	—
Gain on sale of equity investments	—	—	—		(910)
Recovery of purchase accounting associated with early termination of debt	—	(168)	—		(168)
Write-off of operating lease intangible, lease termination fee and settlement	(25)	—	45,805	45,780	—
Change in value of derivative and amortization	—	(164)	—		94
Write-off of deferred financing fees		—	—		279
Asset impairment	3,500			3,500
Transaction costs			1,046	1,046

Adjusted EBITDA	5,385	16,895	13,667	35,749	49,540
Add: Lease expense	2,834	4,430	3,306	10,683	13,225

Adjusted EBITDAR	8,219	$21,325	$16,973	46,432	$62,765

The following table sets forth the calculations of Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA and Adjusted EBITDAR as percentages of total revenue:

	Three Months Ended			Nine Months Ended
	September 30, 2012	September 30, 2011	June 30, 2012	September 30, 2012	September 30, 2011
	(dollars in thousands)
Revenues	55,576	$58,553	$56,863	171,417	$175,589

Adjusted EBITDA	5,385	$16,895	$13,667	35,749	$49,540

Adjusted EBITDAR	8,219	$21,325	$16,973	46,432	$62,765

Adjusted EBITDA as percent of total revenues	9.7%	28.9%	24.0%	20.9%	28.2%

Adjusted EBITDAR as percent of total revenues	14.8%	36.4%	29.8%	27.1%	35.7%

ASSISTED LIVING CONCEPTS, INC.

Reconciliation of Non-GAAP Measures

(unaudited)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
	(dollars in thousands except per share data)
Net income	$(4,042)	$5,763	$(23,502)	$17,050
Add one time charges:
Expenses incurred in connection with internal investigation, public relations and Ventas litigation	1,685		3,275
Write-off of deferred financing costs		—		279
Change in value of derivative net of amortization		—		94
Asset Impairment	3,500		3,500
Loss on disposal of fixed assets related to expansion project			504
Loss on write off of lease intangible, termination and settlement fee and transaction costs	(25)	—	46,826	—
Less one time credits:
Rent			906
Settlement relating to tax allocation agreement		—		750
Change in value of derivative net of amortization		164		—
Gain on sale of equity investments		—		910
Recovery of purchase accounting associated with early termination of debt		168		168
Net tax (expense) / benefit from charges and credits	2,038	(123)	21,014	(262)
Pro forma net income excluding one-time charges and credits	$(920)	$5,554	$8,683	$15,857

Weighted average common shares:
Basic	22,970	22,962	22,970	22,951
Diluted	22,970	23,236	22,970	23,261

Per share data:
Basic earnings per common share
Net income	$(0.18)	$0.25	$(1.02)	$0.74
Less: gain/ (loss) from one time charges and credits	(0.14)	.01	(1.40)	0.05
Pro forma net income excluding one-time charges and credits	$(0.04)	$0.24	$0.38	$0.69

Diluted earnings per common share*
Net income	(0.18)	$0.25	$(1.02)	$0.73
Less: gain/ (loss) from one time charges and credits	(0.14)	.01	(1.40)	0.05
Pro forma net income excluding one-time charges and credits	(0.04)	$0.24	$0.38	$0.68

*	Per share numbers may not add due to rounding